     As filed with the Securities and Exchange Commission on April 14, 1998
                                                    Registration No. 333-
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                   ----------
                       Take-Two Interactive Software, Inc.
                (Name of registrant as specified in its charter)
                                   ----------
      Delaware                                                51-0350842
(State or jurisdiction                                    (I.R.S. employer
 of incorporation or                                        identification
    organization)                                              number)
                                  575 Broadway
                            New York, New York 10012
                                 (212) 941-2988
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                   ----------
                             Ryan A. Brant, Chairman
                       Take-Two Interactive Software, Inc.
                                  575 Broadway
                            New York, New York 10012
                                 (212) 941-2988
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   ----------
                                   Copies to:
                             Robert J. Mittman, Esq.
                              Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 885-5000
                           Telecopier: (212) 885-5001


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_| ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of Additional Fee.

===================================================================================================================================
 Title of Shares                                      Proposed Maximum Offering    Proposed Maximum Aggregate         Amount of
to be Registered        Amount to be Registered(1)        Price Per Share(2)          Offering Price(2)          Registration Fee(3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
 par value                      706,553                        $8.00                      $5,652,424                  $1,667.47(3)
===================================================================================================================================

(1) Includes (i) 270,000 shares underlying warrants and (ii) 436,553 shares. Also being registered herewith are (i) 1,840,000 shares underlying Public Warrants and (ii) 320,000 shares underlying Underwriter's Warrants. Pursuant to Rule 429, this Registration Statement supersedes Registration Statement on Form SB-2 (File No. 333-6414) and relates to an aggregate of 2,160,000 shares of Common Stock issuable upon the exercise of the Public Warrants and the Underwriter's Warrants for which a fee of $3,127.27 was paid.
(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, (the "Act") the registration fee has been calculated based upon (a) the average exercise price of warrants to purchase 270,000 shares and (b) the average of the bid and asked prices as reported by NASDAQ for the registrant's Common Stock on April 8, 1998 for 436,553 shares.
(3)      $3,127,127 previously paid and $1,726.47 paid herewith.

Pursuant to Rule 416, there are also being registered herewith an undeterminate number of shares that may be issuable under the anti-dilution provisions of the warrants.
                                   ----------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                2,866,553 Shares

                       Take-Two Interactive Software, Inc.

                                  Common Stock

         This Prospectus relates to 1,840,000 shares of Common Stock issuable upon exercise of warrants (the "Public Warrants") issued in connection with the Company's initial public offering in April 1997. Each Public Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $5.50 (subject to adjustment) at any time until April 14, 2002. The public warrants are redeemable by the Company at any time upon notice of not less than 30 days, at a price of $.10 per warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third trading day prior to the day on which the Company gives notice (the "Call Date") has been at least 150% (currently $8.25 of the then effective price of the Public Warrants and the Company obtains the written consent of Whale Securities Co., L.P. ("Whale") to such redemption prior to the Call Date. See "Description of Securities - Public Warrants."

         This Prospectus also relates to an offering by certain persons (the "Selling Stockholders") of (i) 320,000 shares issuable upon the exercise of warrants (the "Underwriter's Warrants") and the warrants included therein issued to Whale in connection with the Company's initial public offering; (ii) 250,000 shares issuable upon the exercise of warrants (the "Fund Warrants") issued to Infinity Investors Limited, Infinity Emerging Opportunities Limited, Glacier Capital Limited and Alpine Capital Partners, Inc. (collectively, the "Funds");
(iii) 50,000 shares held by the Funds; (iv) 5,000 shares held by Whale and an affiliate of Whale; (v) 20,000 shares issuable upon the exercise of warrants issued to Whale; and (vi) 381,553 shares held by Educational Information, Inc. and Ocean Bank. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders. See "Selling Stockholders" and "Description of Securities."

         The Common Stock is traded on the National SmallCap Market under the symbol "TTWO." On April 8, 1998, the closing sale price of the Common Stock as reported by NASDAQ was $8.125.
                             ----------------------

            THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE
              A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY
                  INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR
                      ENTIRE INVESTMENT. SEE "RISK FACTORS"
                                   ON PAGE 6.
                            -------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                            ------------------------

                  The date of this Prospectus is _______, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400 Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and may be accessed electronically by means of the Commission's site on the Worldwide Web at http:/www.sec.gov.


INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

         (a) Current Report on Form 8-K dated July 29, 1997;

         (b) Current Report on Form 8-K/A dated July 29, 1997;

         (c) Current Report on Form 8-K dated October 24, 1997;

         (d) Current Report on Form 8-K dated December 24, 1997;

         (e) Current Report on Form 8-K/A dated December 24, 1997;

         (f) Annual Report on Form 10-KSB for the fiscal year ended October 31, 1997;

         (g) Quarterly Report on Form 10-QSB for the three month period ended January 31, 1998;

         (h) Current Report on Form 8-K dated March 18, 1998; and

         (i) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing of such documents.

         The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits to such documents. Requests should be directed to Anthony R. Williams, Chief Financial Officer, Take-Two Interactive Software, Inc., 575 Broadway, New York, New York 10012, telephone: (212) 941-2988.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1997 and the Company's Quarterly Report on Form 10-QSB for the three months ended January 31, 1998 and the Company's Current Reports on Form 8-K incorporated by reference in this Prospectus. Prospective investors are urged to read this Prospectus in its entirety.

                                   The Company

         Take-Two Interactive Software, Inc. (the "Company") designs, develops, markets and distributes high quality interactive software games. Since its initial public offering in April 1997, the Company has shifted its focus from engaging primarily in software development to publishing and distributing software products. During this period, the Company has achieved rapid growth by making selective acquisitions of products, businesses and distribution rights which the Company believes have significantly enhanced its prospects.

         o GameTek Acquisition: In July 1997, the Company acquired all of the outstanding capital stock of GameTek (UK) Limited, now known as Take-Two Interactive Software Europe Limited ("TTE"), and Alternative Reality Technologies, Inc. ("ART") from GameTek FL. TTE distributes computer software games in Europe and other international markets and ART is a developer of software games. The Company also acquired certain software games from GameTek FL, including Dark Colony, The Quivering and The Reap.

         o Wheel of Fortune(R) and Jeopardy!(R) Distribution Rights: The Company entered into two agreements with GameTek, Inc. ("GameTek"), the parent of GameTek FL, pursuant to which GameTek granted the Company the exclusive right to distribute Wheel of Fortune - German Edition, Pinball Deluxe, Race Days and Humans for use on the Nintendo Gameboy portable console in certain European countries and the exclusive worldwide rights to distribute the Wheel of Fortune and Jeopardy! games for use on Nintendo 64 console systems.

         o Inventory Management Systems Acquisition: In July 1997, the Company acquired all of the outstanding capital stock of Inventory Management Systems, Inc. ("IMSI") and Creative Alliance Group, Inc. ("CAG"). IMSI and CAG are engaged in the wholesale distribution of interactive software games in the United States.

         o Monty Python Series Distribution Rights: In November 1997, the Company entered into a Master Distribution Agreement with 7th Level Inc. ("7th Level"), pursuant to which 7th Level granted the Company the exclusive worldwide right to distribute Monty Python's Complete Waste of Time, Monty Python and the Quest for the Holy Grail, Monty Python's Desktop Pythonizer and Monty Python's The Meaning of Life games designed for PC platforms, and a right of first refusal to distribute And Now for Something Completely Different, if and when developed by 7th Level. In November 1997, the Company entered into an agreement with Panasonic Interactive Media ("Panasonic") which provides for Panasonic to distribute these products in North America.

         o Alliance Distributors Acquisition: In December 1997, the Company acquired all of the issued and outstanding capital stock of L&J Marketing, Inc. d/b/a Alliance Distributors ("Alliance"), now known as Alliance Inventory Management, Inc. ("AIM"). AIM is engaged in the wholesale distribution of computer and video game software and hardware in the United States.

         o BMG Acquisition: In March 1998, the Company acquired all of the assets of BMG Interactive, a division of BMG Entertainment North America ("BMG"), including direct distribution, sales and marketing offices in France and Germany; a product publishing and distribution group in the United

Kingdom; distribution, publishing and certain sequel rights to twelve upcoming video game and PC game product releases; and various back catalogue publishing and distribution rights. Among the publishing and distribution rights acquired were: (1) The worldwide publishing and distribution rights and copyright to Grand Theft Auto for personal computer ("PC") and the Sony PlayStation platforms. (2) The worldwide publishing and distribution rights and copyright to Space Station: Silicon Valley for the Nintendo 64 gaming system. (3) The European distribution rights to PC recreational software products including Berkley Systems' After Dark screen saver series, You Don't Know Jack trivia series, gaming franchises such as Crystal Dynamic's Gex and Pandemonium series for the Sony PlayStation, and ASC Games' One for the Sony PlayStation. (4) The worldwide publishing and distribution rights to a series of sales region customized World Cup soccer games for the Sony PlayStation. (5) The worldwide publishing, distribution and sequel rights to the role-playing game Monkey Hero for the Sony PlayStation and PC platforms. (6) The worldwide publishing, distribution and sequel rights to the military combat game Special Ops for the Sony PlayStation and PC platforms.

         The Company's principal executive offices are located at 575 Broadway, New York, New York 10012, and its telephone number is (212) 941-2988. Unless the context otherwise requires, all references herein to the "Company" include the operations of the Company's subsidiaries, Mission Studios, Inc.
("Mission"), TTE, ART, IMSI, CAG and AIM.

                                  The Offering



Securities offered .................2,891,553 shares

Common Stock outstanding............9,862,043 shares (1)

Use of Proceeds.....................Assuming that all of the Public Warrants are exercised, as to which there can be no
                                    assurance, the Company will realize proceeds of $10,120,000. Assuming that the warrants held by the Selling Stockholders are exercised, as to which there can be assurance, the Company will realize proceeds of $4,338,600. Proceeds will be used for working capital and general corporate purposes. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders. See "Use of Proceeds."

Risk Factors........................The shares offered hereby are speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

NASDAQ SmallCap Market Symbol.......TTWO


----------------
(1) As of April 8, 1998. Does not include (i) 1,840,000 shares issuable the upon exercise of the Public Warrants; (ii) 320,000 shares issuable upon exercise of the Underwriter's Warrants and the warrants included therein; (iii) 759,676 shares issuable upon the exercise of options issued under the Company's 1994 Employee Stock Option Plan; (iv) 370,000 shares (net of forfeitures) issuable upon the exercise of options issued under the Company's 1997 Employee Stock Option Plan; (v) 217,108 shares issuable upon the exercise of non-plan options;
(vi) 661,199 shares issuable upon the exercise of warrants (including the warrants held by the Selling Shareholders); and (vii) 1,850,000 shares issuable upon the conversion of Series A Preferred Stock).

                                  RISK FACTORS

         The shares offered hereby are speculative and involve a high degree of risk. Prospective investors should carefully consider the following risk factors before making an investment decision.

         Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including but not limited to, risks associated with the Company's future growth and operating results, the ability of the Company to successfully integrate the businesses and personnel of newly acquired entities into its operations, the shift in business focus from software development to distribution, changes in consumer preferences and demographics, technological change, competitive factors, unfavorable general economic conditions and other factors described below. Actual results may vary significantly from such forward looking statements.

         Liquidity; Qualified Report of Independent Accountants; Need for Additional Financing. The Company has been dependent on the issuance of debt and equity securities and borrowings to implement its expansion plans and to finance its short-term working capital requirements. The Company's independent accountants have included an explanatory paragraph in their report for the year ended October 31, 1997 stating that the Company's working capital deficiency, recurring negative cash flow from operations and the potential need for additional financing to fund the Company's operations, raise substantial doubt about the Company's ability to continue as a going concern. The Company will be required to seek additional financing in the foreseeable future to fund continuing expansion activities, including those relating to product development, manufacturing and marketing, or curtail its expansion activities. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all. Failure to obtain additional financing will have a material adverse effect on the Company.

         Historical Losses; Future Operating Results; Early Stage of Development. The Company incurred a loss of $4,499,591 for the fiscal year ended October 31, 1997. At January 31, 1998, the Company had an accumulated deficit of $4,540,026. Operating expenses have increased and will increase significantly in connection with product acquisition, manufacturing and distribution activities. Any competitive, financial, technical or other factor adversely affecting the acquisition, development or sale of software products could have a material adverse effect on operating results. There can be no assurance that future operations will be profitable. The Company released its first software title in September 1994 and is subject to risks typically encountered in the establishment of a new business enterprise, as well as risks associated with an evolving business model and the management of both internal and acquisition based growth.

         Short Product Lifecycles; Dependence on Limited Product Line. The markets for interactive software games are characterized by short product lifecycles and frequent introduction of new products, most of which do not achieve sustained market acceptance or do not generate a sufficient level of sales to offset the costs associated with product acquisition or development. Significant sales of new products generally occur within the first three months following their release. The Company's success will depend upon the acquisition and/or development of new, commercially successful products and on its ability to replace revenues from products at the later stages of their lifecycles. A substantial portion of the Company's revenues are derived from a limited number of products. For the year ended October 31, 1996, Advanced Dungeons & Dragons:
Iron & Blood, Ripper and Battlecruiser 3000 A.D. accounted for approximately 32.0%, 28.7% and 14.2%, respectively of the Company's revenues. For the year ended October 31, 1997, the JetFighter series and Dark Colony accounted for approximately 41.6% and 11.0%, respectively, of the Company's revenues. Wheel of Fortune, Jeopardy! and JetFighter: Full Burn are expected to account for a significant portion of the Company's revenues for the year ending October 31, 1998. There can be no assurance that any new product will be commercially viable. Failure to continue to acquire, develop and introduce new, commercially successful products would have a material adverse effect on the Company.

         Risks Associated with Expansion and Acquisitions. The Company has expanded its operations through internal growth and acquisitions, which has placed and is expected to continue to place a significant strain on its management, administrative, operational, financial and other resources. The Company has released additional products on new platforms, expanded its publishing and distribution operations, increased its development and product manufacturing expenditures, expanded its work force and expanded its presence in international markets. To successfully manage growth, the Company will be required to continue to implement and improve its operating systems, hire, train and manage an increasing number of management and other personnel, monitor its operations and control costs. The Company has limited experience in effectuating rapid expansion and in managing operations which are geographically dispersed, and there can be no assurance that the Company will be able to successfully expand its operations or manage growth. Since April 1997, the Company has made acquisitions of products and distribution businesses and intends to continue to pursue opportunities by making acquisitions of products or businesses which the Company believes will enhance its prospects. There can be no assurance that the Company will be able to successfully integrate into its operations any personnel, product or business of that the Company will not incur significant charges relating to any acquisition or retain acquired key personnel. Any inability to successfully integrate acquired personnel, products or businesses into its operations could have a material adverse effect on the Company.

         The Company may determine to seek additional debt or equity financing to fund the cost of continuing expansion. In the event the Company finances an acquisition with equity securities, any issuance would result in dilution to the interests of the Company's stockholders. Additionally, if the Company incurs indebtedness or issues debt securities in connection with an acquisition, the Company will be subject to the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness.

         Shift in Business Focus. Since April 1997, the Company has shifted its focus from engaging primarily in software development to publishing and distributing software products. The Company recently acquired certain publishing and distribution rights to software products from BMG. Publishing and distribution activities require significant up-front capital expenditures to manufacture and market software products. There can be no assurance that the Company will have adequate financial and other resources to successfully manufacture and market these products. In addition, the Company's newly-acquired wholesale distribution operations will require the Company to maintain operating margins; continue to secure an adequate supply of currently popular software products on a timely and competitive basis; continually turn its inventories and maintain effective inventory and cost controls. The Company's distribution subsidiaries are dependent on third-party software manufacturers, developers, distributors and dealers to provide adequate inventories of popular software games on a timely basis and on favorable pricing terms. The Company's subsidiaries do not maintain agreements with any suppliers. AIM has historically been dependent on a limited number of suppliers for a significant portion of product purchases. Failure or delay by suppliers in providing competitive products to the Company on favorable terms would adversely affect the Company's ability to deliver products on a timely and competitive basis.

         Significant Outstanding Indebtedness; Security Interest. The Company has incurred substantial indebtedness in order to finance its expanded operations. Of the Company's total outstanding indebtedness of $8,611,155 at January 31, 1998, $4,882,621 is outstanding under a line of credit with NationsBank, N.A. (the "Bank"). Borrowings under the line of credit are secured by a lien on accounts receivable and inventory of IMSI and AIM and are guaranteed by the Company. The loan agreement limits or prohibits IMSI and AIM, subject to certain exceptions, from declaring or paying cash dividends, merging or consolidating with another corporation, selling assets (other than in the ordinary course of business), creating liens and incurring additional indebtedness. The line of credit was increased to $7,000,000 and expires on May 31, 1999. In the event of a default by the Company in its obligations to the Bank, such lender could elect to declare the Company's indebtedness to be due and payable and foreclose on the Company's assets, which would have a material adverse effect on the Company.

         Industry Factors; Changing Consumer Preferences. The Company's business is speculative and is subject to all of the risks generally associated with the entertainment software industry, which is an evolving business with a relatively limited operating history. Accordingly, the ultimate level of demand and market acceptance for the Company's newly introduced products is subject to a high degree of uncertainty. Software acquisition costs, as well as promotion and marketing expenses, royalties and third-party participations payable to software developers, creative personnel, actors, musicians and others, which reduce potential revenues derived from software sales, have increased significantly in recent years. The Company's future operating results will depend on numerous factors beyond its control, including the popularity, price and timing of new entertainment software products being released and distributed, international, national, regional and local economic conditions (particularly economic conditions adversely affecting discretionary consumer spending), changes in consumer demographics, the availability of other forms of entertainment, critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted. The Company's ability to plan for product development and promotional activities will be significantly affected by its ability to anticipate and respond to relatively rapid changes in consumer tastes and preferences. A decline in the popularity of software games or in the software industry generally or in particular market segments could adversely affect the Company's business and prospects.

         Dependence on Third-Party Distributors; Distribution Risks. Sales to a limited number of distributors have historically accounted for a substantial portion of the Company's revenues. For the year ended October 31, 1996, sales of the Company's products to Acclaim Entertainment, Inc. ("Acclaim") and GameTek UK (now TTE) accounted for approximately 58.9% and 13.3%, respectively, of the Company's revenues. For the year ended October 31, 1997, sales of the Company's products to Interplay Productions, Inc. ("Interplay") accounted for approximately 40.4% of the Company's revenues. In November 1997, the Company entered into an agreement with Interplay pursuant to which the Company granted to Interplay the exclusive right to distribute certain products. The agreement obligates Interplay to make scheduled advances in the aggregate amount of $1,700,000 (which is subject to reduction under certain circumstances). The Company's success will be dependent in part upon the marketing efforts of its distributors and upon sales of the Company's products to their principal accounts. The Company may also be dependent on advances made by distributors to fund product development and upon the ability of management to establish satisfactory relationships with additional distributors. The loss of principal distributors, a significant reduction in advances or sales attributable to such distributors or a decline in the economic prospects of any such distributor could have a material adverse effect on the Company.

         The distribution channels through which consumer software products are sold have been characterized by rapid change, including consolidations and financial difficulties of certain distributors and retailers and the emergence of new channels for distribution of consumer software products such as mass merchandisers and other retail outlets and the Internet. In addition, there are an increasing number of companies and new market entrants competing for access to these channels. Retailers of the Company's products typically have limited shelf space and promotional resources, and competition is intense among an increasing number of newly introduced entertainment software titles for adequate levels of shelf space and promotional support. Competitors with extensive product lines and popular titles frequently have greater bargaining power with distributors and retailers and, accordingly, the Company may not be able to achieve the levels of support and shelf space that such competitors receive.

         Product Returns. The Company's products are subject to return if not sold to consumers. The Company accepts product returns for stock balancing, price protection, or defective products and upon termination of a distribution agreement. At the time of product sales, the Company establishes a reserve for future returns based primarily on its return policies and historical return rates and recognizes revenues net of product returns. The Company has historically experienced a product return rate of 10% of gross revenues. Product returns which significantly exceed the Company's reserves would materially adversely affect the Company's operating results.

         Fluctuations in Operating Results; Seasonality. The Company's operating results vary significantly from period to period as a result of purchasing patterns of potential customers, the timing of new product introductions by the Company and its competitors, product returns, marketing, manufacturing and research and development expenditures and pricing. Orders are generally shipped upon receipt and backlog is not material to the Company. Sales of the Company's products are seasonal, with peak product shipments typically occurring in the fourth calendar quarter (the Company's first fiscal quarter), depending on the timing of product releases, as a result of increased demand for products during the year-end holiday season. Unanticipated events, including delays in planned product introductions past the time of peak sales or significant decreases in sales during such period, could result in material losses which would not be easily reversed before the following year. There can be no assurance that the foregoing factors will not have an adverse effect on the Company's future operating results.

         Intense Competition. The Company faces intense competition for a finite amount of consumer discretionary spending from numerous other businesses in the consumer software industry, including certain of the Company's distributors, ranging from small companies with limited resources to large companies with substantially greater financial, technical, distribution, marketing and other resources than those of the Company. The Company considers its primary competitors in the entertainment software market to be Activision, Inc., Electronic Arts, Inc., GT Interactive, Inc., Maxis, Inc. and Sony Entertainment Corporation of America, Inc., among others. These and other companies with significantly greater financial resources than the Company may be able to carry larger inventories, adopt more aggressive pricing policies, make higher offers to high-profile Hollywood talent, licensors and developers for commercially desirable properties and implement more extensive advertising campaigns, both generally and in response to efforts by additional competitors seeking to enter into new markets and market new products. In addition, new competitors, including large software companies, media companies and film studios, are increasing their focus on the interactive entertainment software market. Competition for the Company's products is influenced by the timing of competitive product releases and the similarity of such products to those of the Company, which may result in significant price competition, reduced operating margins, loss of shelf space or a reduction in sell-through of the Company's products at retail stores. The Company's products also compete with numerous other products and services which provide similar entertainment value, such as motion pictures, television and audio and video cassettes featuring similar themes, on-line computer programs and various other forms of entertainment which may be less expensive or provide other advantages to consumers. There can be no assurance that the Company will be able to continue to compete successfully, particularly as it seeks to enter into new markets and market new products.

         Rapid Technological Change; Product and Platform Obsolescence. The consumer software market and the personal computer and video game industries in general are characterized by rapidly changing technology, resulting in product and platform obsolescence and significant price erosion over the life of a product. The Company's success is dependent upon its ability to anticipate technological changes and to continually identify, acquire, develop and successfully market new products and remain competitive in terms of price and performance. Historically, the Company's products have been produced for, and most of its development efforts have been directed toward, multimedia PCs. The Company has increasingly emphasized the acquisition of software products designed to operate on new platforms, such as the Nintendo 64 and Sony PlayStation video consoles. A leveling off or a decline in the sales rate of multimedia PCs or Nintendo or Sony gaming consoles could have a material adverse effect on the Company's results of operations. To the extent the Company continues to acquire products designed to operate on new platforms, the Company will be subject to the risks that any new platform may not achieve initial or continued market acceptance. There can be no assurance that the Company will be able to adapt its products or technologies to emerging hardware platforms or successfully acquire or develop software titles for such platforms or that product or platform obsolescence will not result in increased inventories of unsold products.

         Dependence on Third-Party Licensors and Manufacturers. The Company has entered into various agreements with third parties to license the rights to products and properties incorporated into its products. These license agreements generally require the Company to make advance payments and pay royalties and satisfy other conditions. There can be no assurance that sales of any such products will be sufficient to recover the amount of such advances. Failure by the Company to satisfy its obligations under license agreements may result in modification of the terms or termination of the relevant agreement which would adversely affect the Company. The Company's success depends upon its ability to acquire or license products or properties on terms deemed commercially feasible. There is intense competition for products and properties among numerous companies, and there can be no assurance that the Company will be able to license quality products and properties on favorable terms, or at all. In addition, the Company relies on third parties to manufacture and ship finished goods. The Company currently relies on Nintendo for product manufacturing, packaging and shipping. The Company has not entered into agreements with any manufacturer and purchases finished products pursuant to purchase orders placed from time to time in the ordinary course of business. The Company will be dependent on the ability of Nintendo, Interplay and other manufacturers to provide adequate supplies of high quality disks and video game cartridges on a timely basis and on favorable terms. There can be no assurance that manufacturers will have sufficient production capacity to satisfy the Company's product and scheduling requirements during any period of sustained demand or that the Company will not be subject to the risk of price fluctuations and periodic delays. Failure or delay by manufacturers in supplying finished products to the Company on favorable terms could result in material interruptions in its operations and adversely affect the Company's operating results.

         Outstanding Accounts Receivable; Collection and Credit Risks. The Company's accounts receivable, less allowance for doubtful accounts and product returns, at January 31, 1998, were $7,226,898, as compared to $4,666,862 at October 31, 1997. Delays in collection or uncollectibility of accounts receivable could have a material adverse effect on the Company's liquidity and working capital position. The Company is subject to credit risks, particularly in the event that any of its receivables represent sales to a limited number of distributors or are concentrated in foreign markets. Failure to properly assess such risks could require the Company to continually increase its allowance for doubtful accounts.

         Lengthy Production Cycle; Product Development Risks. The development of new software products is lengthy, expensive and uncertain and product development typically requires 18 months to complete from the time a new concept is approved. Certain of the Company's proposed products are in early stages of development and the Company will be required to commit considerable time, effort and resources to complete development of its proposed products. The introduction of new products is subject to the inherent risks of development delays. The Company has in the past and may in the future experience delays in introducing its products. Unanticipated delays, expenses, technical problems or difficulties could cause the Company to miss an important selling season with a corresponding negative impact on revenues and net income or result in abandonment or material changes in product commercialization. There can be no assurance that the Company will be able to successfully develop any new products on a timely basis or that technical or other problems will not occur which would result in increased costs or material delays. The Company's success may also be dependent upon its ability to adapt its products to operate on and to be compatible with the products of original equipment manufacturers ("OEMs") and to function on various hardware platforms. There can be no assurance that the Company will be able to adapt its products to operate on and be compatible with the products of OEMs or to function on any particular platform on a timely basis, or at all. In addition, software and other technology as complex as that incorporated into the Company's products may contain defects or errors which become apparent subsequent to commercial introduction. Remedying such errors may delay the Company's plans, cause it to incur additional costs and adversely affect its reputation.

         International Trade Risks. Product sales in international markets, primarily in the United Kingdom and other countries in Europe and the Pacific Rim, have accounted for a significant portion of the Company's revenues. For the years ended October 31, 1996 and 1997, sales of products in international markets accounted for approximately 24.2% and 16.6%, respectively, of the Company's revenues. The Company is subject to risks inherent in foreign trade, including credit risks, fluctuations in foreign currency exchange rates, shipping delays and international political, regulatory and economic developments, all of which could have a significant impact on the Company. Product sales by TTE in France and Germany are made in local currencies. The Company does not engage in foreign currency hedging transactions.

         Limited Protection of Proprietary Rights. The Company regards certain of its software and production techniques as proprietary and attempts to protect such software and techniques under copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution. The Company does not hold any patents or registered copyrights. Software products are susceptible to unauthorized copying. It may be possible for unauthorized third parties to copy or to reverse engineer the Company's products to obtain and use programming or production techniques that the Company regards as proprietary. In addition, there can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. As the number of interactive software products in the market increases and the functionality of these products further overlaps, the Company believes that interactive software will increasingly become the subject of claims that such software infringes the copyrights or patents of others. Although the Company believes that its products and technologies do not and will not infringe or violate proprietary rights of others, it is possible that infringement of proprietary rights of others may occur. The Company has received correspondence from the holder of a patent relating to the animation of living beings in computer graphics alleging that the Company's products infringe such patent. The Company is aware that the holder of such patent has claimed that other companies involved in the entertainment software industry have also infringed such patent. There can be no assurance that the holder of such patent will not institute an action against the Company. Any such claims, with or without merit, can be time consuming and difficult to defend and, if successful, could have a material adverse effect on the Company.

         Regulatory Factors; Possible Consumer Opposition to Violence. The home video game industry requires software publishers to provide consumers with information relating to graphic violence or sexually explicit material contained in software products. Certain countries have also recently established similar rating systems as prerequisites for software sales in such countries. The Company seeks to comply with such rating systems and displays the ratings received for its products. The Company's software titles have generally received a rating of "T" (age 13 and over), although certain of its products received a rating of "M" (age 18 and over). While the Company has developed different versions of such products for rating purposes, product ratings could limit the potential markets for the Company's products. Consumer advocacy groups have in the past opposed sales of entertainment products containing graphic violence and sexually explicit material by pressing for legislation in these areas and by engaging in public demonstrations and media campaigns. There can be no assurance that such groups will not target the Company's products, which could possibly require the Company to significantly change or discontinue a particular product. In addition, certain retailers, such as Kmart, Sears and Target Stores, have declined to sell software products containing graphic violence or sexually explicit material which could also limit the potential markets for the Company's products.

         Dependence Upon Key Personnel. The success of the Company is largely dependent on the personal efforts of Ryan A. Brant, its founder and Chief Executive Officer, and other key personnel. Although the Company has entered into an employment agreement with Mr. Brant, the loss of his services could have a material adverse effect on the Company's business and prospects. The Company has obtained "key man" life insurance on the life of Mr. Brant in the amount of $2,000,000. The success of the Company is also dependent upon its ability to hire and retain additional qualified operating, marketing, technical and financial personnel. Competition for qualified personnel in the computer software industry is intense and there can be no assurance that the Company will be able to hire or retain necessary personnel.

         Concentration of Ownership; Possible Conflicts of Interest. As of the date of this Prospectus, Bridgehampton Investors, L.P. ("Bridgehampton"), a Connecticut limited partnership beneficially owns approximately 39.2% of the outstanding Common Stock of the Company. Ryan A. Brant, Chief Executive Officer of the Company, and an entity controlled by Neil S. Hirsch, a director of the Company, the general partners of Bridgehampton, have voting control of Bridgehampton and, accordingly, will be able, through Bridgehampton, to exercise significant influence over the affairs of the Company. In addition, the Company has entered into certain transactions or arrangements with its affiliates, which could result in conflicts of interest. Although the Company believes that all such transactions or arrangements were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties, there can be no assurance that conflicts of interest will not arise with respect to future transactions or arrangements or that they will be resolved in a manner favorable to the Company.

         No Dividends. The Company has never paid any dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future.

         Authorized Preferred Stock. The Company's Certificate of Incorporation authorizes the Company's Board of Directors to issue "blank check" Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares, without further stockholder approval. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of holders of any Preferred Stock that may be issued in the future. The ability to issue Preferred Stock without stockholder approval could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of the Company thereby delaying, deferring or preventing a change in control of the Company. In March 1998, the Company issued 1,850,000 shares of Series A Convertible Preferred Stock to BMG.

         Possible Adverse Effect of Outstanding Warrants and Options. As of the date of this Prospectus, there are 4,167,983 shares reserved for issuance upon the exercise of options and warrants. To the extent that any outstanding warrants or options are exercised, dilution of the interests of the holders of the Company's Common Stock will occur and any sales in the public market of the shares underlying such warrants and options may adversely affect prevailing market prices for the Common Stock and the Warrants. Moreover, the terms upon which the Company will be able to obtain additional equity may be adversely affected since the holders of the outstanding warrants and options can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain capital on terms more favorable to the Company than those provided by such securities.

         Shares Eligible for Future Sale; Registration Rights. A of the date of this Prospectus, the Company has 9,862,043 shares of Common Stock outstanding, of which 1,867,000 shares of Common Stock are freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). All of the remaining 7,995,043 shares of Common Stock outstanding are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and are eligible for sale, pursuant to Rule 144, on various dates commencing April 14, 1998. The Company granted the holders of 1,301,553 shares (including 590,000 shares issuable upon the exercise of warrants) certain registration rights and has agreed to include 1,026,553 shares (including 590,000 shares issuable upon exercise of warrants) in the registration statement of which this Prospectus forms a part. The Company has also granted BMG certain registration rights with respect to 1,850,000 shares of common stock issuable upon the conversion of the Series A Preferred Stock. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

         Anti-Takeover Provisions. The Company is subject to the State of Delaware's "business combination" statute, which prohibits a publicly-traded Delaware corporation from engaging in various business combination transactions with any 15% stockholder for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless certain approvals are obtained or other events occur. The statute could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

         Litigation. In January 1997, Navarre Corporation filed a lawsuit in the District Court of Hennepin County, Minnesota against the Company alleging that the Company breached a distribution agreement by failing to remit monies for product returns and marketing charges. The Plaintiff is seeking $317,209 in damages. There can be no assurance that such action will be resolved in a manner favorable to the Company.

         Possible Volatility of Market Price of Common Stock. The market price of the Common Stock following this offering may be highly volatile. Factors such as the Company's operating results, announcements by the Company or its competitors and new products and services affecting the computer software industry may have a significant impact on the market price of the Company's securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and the market price for the stock of many companies have experienced a high level of price and volume volatility and the market price for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.

         Possible Delisting of Common Stock from Nasdaq SmallCap Market; Risks Relating to Low-Priced Stocks. The Common Stock is quoted on the Nasdaq SmallCap Market. For the Common Stock to remain eligible for continued quotation on the Nasdaq SmallCap Market, the Company must maintain net tangible assets in the minimum amount of $2,000,000, a market value of the public float in the minimum amount of $1,000,000, two market makers and a minimum bid price of $1.00 per share. Failure to meet these maintenance criteria may result in the delisting of the Common Stock from the Nasdaq SmallCap Market, and trading, if any, in the Common Stock would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, if the Common Stock were to become delisted from quotation on the Nasdaq SmallCap Market and the trading price of the Common Stock were to fall below $5.00 per share on the date the Common Stock was delisted, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could adversely effect the market price and severely limit liquidity of the Common Stock and the ability of purchasers in this offering to sell Common Stock in the secondary market.

         Possible Inability to Exercise Warrants. The Company initially qualified the sale of the Public Warrants in California, Colorado, Connecticut, Delaware, Florida, Hawaii, Georgia, Illinois, Louisiana, Maryland, Nevada, New Jersey, New York, Rhode Island, Washington and Washington, D.C. Although certain exemptions in the securities laws of certain states might permit the Warrants to be transferred to purchasers in states other than those in which the Warrants are initially qualified, the Company may be prevented from issuing Common Stock in such states upon the exercise of the Public Warrants unless an exemption from qualification is available or unless the issuance of Common Stock upon exercise of the Public Warrants is qualified. The Company may decide not to seek or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the holders of the Public Warrants reside. In such a case, the Public Warrants held by purchasers will expire and have no value if such Public Warrants cannot be sold. Accordingly, the market for the Public Warrants may be limited because of these restrictions. Further, a current prospectus covering the Common Stock issuable upon exercise of the Public Warrants must be in effect before the Company may accept Public Warrant exercises. There can be no assurance that the Company will be able to have a current prospectus in effect notwithstanding the Company's commitment to use it best efforts to do so. See "Description of Securities - Public Warrants."

         Potential Adverse Effect of Warrant Redemption. The Public Warrants are redeemable by the Company at any time upon notice of not less than 30 days, at a price of $.10 per Public Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third trading day prior to the day on which the Company gives notice has been at least 150% (currently $8.25, subject to adjustment) of the then effective exercise price of the Public Warrants and the Company obtains the written consent of Whale to such redemption prior to the Call Date. Redemption of the Public Warrants could force the holders to exercise the Public Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Public Warrants at the then current market price when they might otherwise wish to hold the Public Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Public Warrants at the time of redemption. See "Description of Securities - Public Warrants."

                                 USE OF PROCEEDS

         In the event that the Public Warrants are exercised, as to which there can be no assurance, the Company would realize up to approximately $10,120,000 in net proceeds. In the event that the warrants held by the Selling Stockholders are exercised, as to which there can be no assurance, the Company will realize proceeds of $4,338,600. Any such proceeds will be used by the Company for working capital and general corporate purposes. The Company has agreed to pay certain expenses in connection with this offering, currently estimated to be approximately $25,000. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.


                              SELLING STOCKHOLDERS

         The Company has agreed to register the shares beneficially owned by the Selling Stockholders under the Securities Act and to pay all expenses in connection therewith. Except as set forth below, none of the Selling Stockholders has ever held any position or office within the Company or had any other material relationship with the Company. The following table sets forth certain information with respect to the Selling Stockholders:



                                      Beneficial Ownership
                                     Shares of Common Stock    Shares to be Sold    Shares Owned After     Percentage of Shares
Selling Stockholder                      Prior to Sale         in the Offering(1)     the Offering(1)     Owned After the Offering
-------------------                   ---------------------    ------------------   ------------------    ------------------------

Whale Securities Co., L.P.(2)               332,500               332,500                  --                      --
Lori Kritzer(3)                              12,500                12,500                  --                      --
Infinity Investors Limited(4)               121,500               121,500                  --                      --
Alpine Capital Partners, Inc.(5)             75,000                75,000                  --                      --
Glacier Capital Limited(6)                   51,750                51,750                  --                      --
Infinity Emerging Opportunities Limited(7)   51,750                51,750                  --                      --
Educational Information, Inc.               359,296               359,296                  --                      --
Ocean Bank                                   22,257                22,257

--------------

(1)   Assumes the exercise of all of the warrants and sale of all of the shares.
(2) Includes (i) 320,000 shares underlying the Underwriter's Warrants and the warrants included therein; 10,000 shares underlying warrants and (iii) 2,500 shares of Common Stock. Whale acted as underwriter of the Company's initial public offering in April 1998. Includes securities held in the name of Whale for the account of certain equity owners and employees of Whale.
(3) Includes (i) 10,000 shares underlying warrants and (ii) 2,500 shares of Common Stock.
(4) Includes (i) 94,500 underlying warrants and (ii) 27,000 shares of Common Stock.
(5)   Represents 75,000 shares underlying warrants.
(6) Includes (i) 40,250 shares underlying warrants and (ii) 11,500 shares of Common Stock.
(7) Includes (i) 40,250 shares underlying warrants and (ii) 11,500 shares of Common Stock.

                              PLAN OF DISTRIBUTION

      Sales of the shares may be made from time to time by the Selling Stockholders. Such sales may be made on the NASDAQ SmallCap Market in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions:
(a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in the resale.

      In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares short and deliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Stockholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this Prospectus.

      Brokers or dealers may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. Compensation to be received by broker-dealers retained by the Selling Stockholders in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this Prospectus, including a supplement to any person who purchases any of the shares from or through such dealer or broker

      The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any Selling Stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock.

      It is possible that a significant number of shares may be sold hereunder and, accordingly, such sales or the possibility thereof may have a depressive effect on the market price of the Company's Common Stock.


                            DESCRIPTION OF SECURITIES

Public Warrants

      Each Public Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $5.50 per share, subject to adjustment in certain circumstances, until April 14, 2002.

      The Public Warrants are redeemable by the Company, at any time, upon notice of not less than 30 days, at a price of $.10 per Public Warrant, provided that the closing bid price of the Common Stock on all 30 of the trading days ending on the third day prior to the day on which the company gives notice has been at least 150% (currently $8.25, subject to adjustment) of the then effective exercise price of the Public Warrants and the Company obtains the written consent of Whale prior to the Call Date. All warrantholders have exercise rights until the close of business on the date fixed for redemption.

      The Public Warrants have been issued in registered form under a Warrant Agreement between the Company and American Stock Transfer & Trust Company as Warrant Agent. Reference is made to said Warrant Agreement for a complete description of the terms and conditions thereof (the description herein contained being qualified by reference thereto).

      The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Public Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Public Warrants are not subject to adjustment for issuances of Common Stock at a price below the exercise price of the Public Warrants.

      The Public Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date of the offices of the Warrant Agent, with the exercise form on the reverse side of the certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check payable to the Company) to the Warrant Agent for the number of Public Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock.

      No Public Warrant will be exercisable unless at the time of exercise the Company has filed a current registration statement with the Commission covering the shares of Common Stock issuable upon exercise of the Public Warrant and such shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Public Warrant. The Company will use its best efforts to have all such shares so registered or qualified and to maintain a current prospectus relating thereto until the expiration of the Public Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there is no assurance that it will be able to do so.

      No fractional shares will be issued upon exercise of the Public Warrants. However, if a warrantholder exercises all Public Warrants then owned of record by him, the Company will pay to such warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

Underwriter's Warrants

      The Company has issued to Whale and/or its designees Underwriter's Warrants to purchase up to 160,000 shares of Common Stock at an exercise price of $7.00 per share and/or up to 160,000 warrants (each to purchase one share of Common Stock at $9.075 per share) at an exercise price of $.14 per warrant. The Underwriter's Warrants are exercisable at any time and from time to time, in whole or in part, during the five-year period ending on April 14, 2002 (the "Warrant Exercise Term").

      Subject to certain limitations and exclusions, the Company has agreed, at the request of the holders of a majority of the Underwriter's Warrants, at the Company's expense, to register the Underwriter's Warrants, the shares and warrants underlying the Underwriter's Warrants, and the shares issuable upon exercise of the underlying warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include the Underwriter's Warrants and all such underlying securities in any appropriate registration statement which is filed by the Company during the seven year period ending on April 14, 2004.

Fund Warrants

      In connection with a private financing in October 1997, the Company issued
(i) the Fund Warrants to purchase an aggregate of 250,000 shares of Common Stock at an exercise price of $6.46 per share (subject to adjustment) and (ii) 50,000 shares of Common Stock. Each Fund Warrant is exercisable until October 14, 2002.

      The Company has agreed to issue additional shares to the Funds in the event that the closing bid price of the Common Stock during the period ending thirty days from the date of this Prospectus (adjusted for certain events) does not equal $7.75. In the event that any additional shares are issued, the exercise price of the Fund Warrants will be adjusted.

      The Company granted to the Funds registration rights covering the shares and the shares underlying the Fund Warrants. The Company is obligated to file a registration statement covering the sale of the securities on or prior to April 14, 1998 and use its best efforts to cause such registration statement to become effective by June 30, 1998.

Other Warrants

      In connection with the financing in October 1997, the Company also issued to Whale and its designee warrants to purchase 20,000 shares of Common Stock. These warrants are identical to the Fund Warrants, except that they are not subject to adjustment in the event the Company issues additional shares to the Funds.

                                 INDEMNIFICATION

      Section 145 of the Delaware General Corporation Law ("DGCL") contains provisions entitling the Company's directors and officers to indemnification from judgments, finds, amounts paid in settlement and reasonable expenses (including attorneys' fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as current in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engaged in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such an injunctive relief or recision. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

      The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the Bylaws require the Company to indemnify, to the fullest extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests.

      Insofar as indemnification against liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

      The legality of the Common Stock offered hereby will be passed upon for the Company by Tenzer Greenblatt LLP, New York, New York.


                                     EXPERTS

      The consolidated balance sheet as of October 31, 1997 and the consolidated statements of income, retained earnings and cash flows for each of the two years in the period ended October 31, 1997 incorporated by reference in this Prospectus have been incorporated herein in reliance on the Report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, of Coopers & Lybrand LLP, independent accountants, given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

      The Company has filed with the Securities and Exchange Commission ("Commission") a Registration Statement with respect to the Securities offered by this Prospectus. This Prospectus omits certain information contained in the Registration Statement as permitted by the Rules and Regulations of the

Securities and Exchange Commission. For further information, reference is made to the Registration Statement and to the Exhibits filed therewith, which may be examined without charge at the Commission's principal office in Washington, D.C. or its regional office in New York City, and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is deemed to be qualified in all respects by the provisions of the exhibit.

================================================================================


      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy and security other than the shares offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.


                                -----------------



                                TABLE OF CONTENTS
                                                                     Page
                                                                     ----
Available Information......................................            2
Information Incorporated by Reference.....................             2
Prospectus Summary.........................................            3
Risk Factors...............................................            6
Use of Proceeds............................................           15
Selling Stockholders.......................................           15
Plan of Distribution.......................................           16
Description of Securities..................................           17
Indemnification............................................           18
Legal Matters..............................................           19
Experts....................................................           19
Additional Information.....................................           19







================================================================================


================================================================================




                              2,866,553 Shares of

                                  Common Stock

                                   ----------

                       TAKE-TWO INTERACTIVE SOFTWARE, INC.

                                   ----------

                                   PROSPECTUS

                                   ----------



                             ________________, 1998


================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration,fee) are as follows:

                                                       Amount
                                                    ----------
Registration Fee                                     $1,726.47

Printing                                              1,000.00

Legal and Accounting Fees and Expenses               20,000.00



Transfer Agents and Registrars Fees                   1,000.00

Miscellaneous                                         1,273.53
                                                    ----------
         TOTAL                                      $25,000.00
                                                    ==========

The above fees will be paid by the Company.


Item 15. Indemnification of Directors and Officers_

         Section 145 of the Delaware General Corporation Law ("DGCL") contains provisions entitling the Company's directors and officers to indemnification from judgments, finds, amounts paid in settlement and reasonable expenses (including attorneys' fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as current in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engaged in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in
Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such an injunctive relief or recision. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

         The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the Bylaws require the Company to indemnify, to the fullest extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests.


Item 16. Exhibits

(a)  Exhibits

Exhibit No.


   5 Opinion of Tenzer Greenblatt LLP regarding legality of securities being registered.

   23.2     Consent of Coopers & Lybrand, L.L.P.

   23.4     Consent of Tenzer Greenblatt LLP (included in Exhibit 5).

   24       Power of Attorney (included in the signature page).


Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

                  (3) To remove by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) For the purpose of determining any liability under the Securities Act, each filing of an annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on the 14th day of April, 1998.

                           TAKE-TWO INTERACTIVE SOFTWARE, INC.

                           By: /s/ Ryan A. Brant
                              -----------------------------------------
                              Ryan A. Brant
                              Chief Executive Officer


         Each person whose signature appears below authorizes each of Ryan A. Brant and Anthony R. Williams or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacities and on the dates stated.



Signature                                        Title                                Date
---------                                        -----                                ----

                                      Chief Executive Officer and Director       April 14, 1998
  /s/ Ryan A. Brant                   (Principal Executive Officer)
-----------------------------
      Ryan A. Brant

                                      Chief Financial Officer and Director       April 14, 1998
  /s/ Anthony R. Williams             (Principal Accounting Officer)
-----------------------------
      Anthony R. Williams

                                      Director                                   April 14, 1998
  /s/ Oliver R. Grace, Jr.
-----------------------------
      Oliver R. Grace, Jr.

  /s/ Neil S. Hirsch                  Director                                   April 14, 1998
-----------------------------
      Neil S. Hirsch


  /s/ David P. Clark                  Director                                   April 14, 1998
-----------------------------
      David P. Clark


  /s/ Kelly Sumner                    Director                                   April 14, 1998
-----------------------------
      Kelly Sumner


  /s/ Robert Flug                     Director                                   April 14, 1998
-----------------------------
      Robert Flug


                                 EXHIBIT INDEX
Exhibit No.
-----------

   5 Opinion of Tenzer Greenblatt LLP regarding legality of securities being registered.

   23.2     Consent of Coopers & Lybrand, L.L.P.

   23.4     Consent of Tenzer Greenblatt LLP (included in Exhibit 5).

   24       Power of Attorney (included in the signature page).